Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

HOLX - Q4 2008 Hologic Earnings Conference Call

Event Date/Time: Nov. 11. 2008 / 5:00PM ET

FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

CORPORATE PARTICIPANTS

Deborah Gordon

Hologic - VP IR

Jack Cumming

Hologic - Chairman, CEO

Glenn Muir

Hologic - EVP, CFO

Rob Cascella

Hologic - President, COO

Tony Kingsley

Hologic - SVP

Howard Doran

Hologic - President, Diagnostic Products

CONFERENCE CALL PARTICIPANTS

Jayson Bedford

Raymond James - Analyst

Tycho Peterson

JPMorgan - Analyst

David Lewis

Morgan Stanley - Analyst

Amit Bhalla

Citigroup - Analyst

Amit Hazan

Oppenheimer - Analyst

Eric Lo

Merrill Lynch - Analyst

Jody Dai

Leerink Swann - Analyst

PRESENTATION

Operator

Good afternoon, and welcome to the Hologic Incorporated fourth quarter and fiscal year 2008 earnings conference call. My name is Miranda, and I am your operator for today’s conference. Today’s conference is being recorded. All lines have been placed on mute. I would now like to introduce Deborah Gordon, Vice President Investor Relations to begin the call. Please go ahead.

Deborah Gordon - Hologic - VP IR

Thank you, Miranda. Good afternoon, and thank you for joining us for Hologic’s fourth quarter and fiscal year 2008 earnings conference call. I encourage everyone to visit Hologic’s investor relations page of our website in order to view the PowerPoint presentation related to the comments that Glenn Muir, Hologic’s Chief Financial Officer will be making in his opening remarks. The replay of this conference call will be archived at our website. Please also note that a copy of the press release discussing our fourth quarter and fiscal year 2008 results as well as our first quarter and fiscal year 2009 guidance is available in the investor relations section of our website under the heading “Financial Results”.

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FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Before we begin, I would like to remind you of our Safe Harbor Statements. Certain statements made by Management of Hologic Inc during the course of this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements of Hologic to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include among others, those detailed from time to time in the companies filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances, on which any such statements are based.

Also, during this call, we will be discussing certain financial measures, not prepared in accordance with Generally Accepted Accounting Principles or GAAP. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures can be found in Hologic’s fourth quarter 2008 earnings release including the financial tables in the release. Please note that the length of today’s conference call is set at one hour and will consist of 30 minutes of opening remarks from management followed by a 30 minute question and answer session. We therefore ask each participant to limit his or her questions to just one with one follow-up as necessary. I would now like to turn the call over to Mr. Jack Cumming, Chairman and CEO.

Jack Cumming - Hologic - Chairman, CEO

Well thank you very much, Deb. Good afternoon everyone and thanks for attending our fourth quarter fiscal 2008 conference call. Joining me today will be Rob Cascella, our President and COO, and Glenn Muir, our Executive VP and CFO. Also joining us today is Tony Kingsley, Senior VP and General Manager of our Surgical Group and Howard Doran, Senior VP and General Manager our Diagnostics Group who will both be a available able during the question and answer session. We’re very pleased of course to share with you our fourth quarter and fiscal year financial results for the period ended September 27, 08. Our agenda for today’s call is as follows: I will discuss where Hologic is today, provide information on our results for fiscal ‘08 and very briefly discuss our outlook for fiscal 2009. Glenn will then detail the financial results and provide guidance for the first quarter and fiscal ‘09. I will return to talk about our segment results and outlook and provide an operational update. We will then open up the call for questions. As Deb stated, we plan to conclude this call in an hour out of respect for everyone’s time.

Okay let’s get going. First of all, Hologic posted fourth quarter record fourth quarter fiscal ‘08 revenues of $442.5 million, an increase of 118% over the fourth quarter of 2007, which did surpass our guidance of 438 to $439 million. Non-GAAP EPS for the fourth quarter of ‘08 were at $0.30 in line with our guidance and compared to non-GAAP EPS of $0.30 for the same period last year. The full year revenues of $1.67 billion rose 127% while non-GAAP EPS rose 24% to $1.18 versus $0.95 last year and also met our initial guidance from a year ago. While we’re pleased with today’s results, we acknowledge this year has been very difficult, and we also realize that the decline in our stock price has profoundly affected many of our shareholders, as it has our associates who are also shareholders. Furthermore, we recognize the coming fiscal year will be an important transitional year for Hologic.

In fiscal 2009, we have several challenges, including the ongoing integration of two substantial acquisitions, three major product PMA filings awaiting clearance by the FDA, the completion of a major manufacturing facility in Costa Rica, and all within a fragile global economic environment. We are confident we have the management depth and experience necessary to effectively address these issues and will come out well positioned for 2010. Let me remind everyone, we are in a comparable situation several years ago when Hologic underwent a similar transformation. We started off as a one product, bone densitometry company for the detection of osteoporosis and undertook an aggressive strategy to diversify, in a period of a few years, we transformed Hologic by acquiring the low read mammography business from TREX Medical, the CAD technology from R2 and the biopsy line from Suros. Hologic transformed itself into a focused women’s health care Company, driven by sales of mammography products and became the market leader with a 55 to 60% share of the US digital mammography market and a leader in the emerging international market. Fiscal 2008 was clearly another transformational year for Hologic with the strategic acquisitions of Cytyc and Third Wave, which further broaden our women’s healthcare portfolio of businesses. We’re the beneficiaries of Cytyc’s well-formed marketing and distribution infrastructure, its strategically important thin prep and NovaSure franchises and Third Wave’s exciting molecular diagnostics, new pipeline, all of which allow us to compete in a significantly larger market.

Now, this brings us to fiscal 2009. A transitional year. First and foremost, we remain focused on completing the integration of both companies and receiving FDA approval of three next generation technologies, the Tomosynthesis 3D breast imaging, Adiana for permanent contraception and Cervista, HPV testing. We are also continuing to strengthen our infrastructure through efforts such as moving surgical manufacturing to a newly constructed lower cost facility in Costa Rica. Taking these factors into account, we are projecting fiscal 2009 revenue growth of approximately 10% to a range of 1.825 to $1.850 billion and guiding to non-GAAP EPS of $1.22 to $1.24 net of $0.12 for Third Wave dilution.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Let me affirm our intention is to provide guidance that is both realistic and achievable, and in arriving at this guidance range, we have assumed first, no US revenues from products awaiting FDA approval. Secondly, foreign currency rates consistent with current levels, third, a continuation of the tight credit markets we are currently experiencing, and fourth, our view that the economy which is under considerable pressures will experience further slowdowns which will translate into some softening in demand for our products. Glenn will provide more details about our guidance in his formal remarks.

During 2009, we will implement strategies to support our revenue goals and as necessary, to quickly adjust our cost structure to align with our earnings projections, given the limited visibility and the current economic climate, as change has been dramatic, we believe it is prudent to provide a conservative range for our guidance, however conservative, we believe our disposable line of products will be more resilient to such economic concerns and that our digital mammography systems will garner more available capital spending dollars as customers attempt to maximize returns and preserve their market presence with women who drive healthcare spending decisions for their families. As fiscal 2009 progresses, and as the picture hopefully improves over the course of the fiscal year, we will update our guidance and narrow the range as appropriate.

Now, let me turn the call over to Glenn. Glenn?

Glenn Muir - Hologic - EVP, CFO

Thanks, Jack. I’d like to now expand on the financial results of the quarter as Deb stated, these financial results are also detailed in the PowerPoint presentation accessed on the IR page of our corporate website at Hologic.Com. My presentation today includes certain non-GAAP financial measures and a reconciliation of these measures to their most directly comparable GAAP counterparts is set forth in same PowerPoint presentation as well as in the press release that was issued after the market closed today. Fourth quarter revenues of $442.5 million increased 118% from last year’s fourth quarter.

Revenues increased 3% from the third fiscal quarter of 2008, our June quarter, lead by the inclusion of Third Wave for nine weeks. Without Third Wave for a moment, total revenues this quarter were up 12% year-over-year on our pro forma basis including the historical Cytyc businesses. We reported fully diluted non-GAAP EPS this quarter, adjusted for acquisition costs, of $0.30 versus $0.30 a year ago, which was in line with our guidance on our last earnings call. This EPS figure includes Third Wave, which incurred an adjusted pretax loss of $13 million comprised of an operating loss of $5 million and interest expense of $8 million, which equates to $0.03 per share after-tax loss, also in line with our expectations. Absent Third Wave dilution, our earnings would have achieved a record high.

Our number one revenue driver continues to be sales of our Selenia portfolio of products and related services, and this quarter we sold a record 452 digital mammography systems, eclipsing our guidance of 434 systems. As Jack will discuss later, this includes the shipment of our first tomosynthesis or 3D systems which are called Selenia Dimensions to international customers. This quarter our full field digital mammography revenues increased 16.2% to $119.3 million, and our service revenues in our breast health segment alone increased 8.1% to a record $37.5 million. Selenia was not alone in driving revenue, as sales in each of our four reporting segments this quarter increased over Q3, our June quarter this year, and also Q4 of fiscal 2007. Included in our GAAP results are charges related to the acquisition of Cytyc in October 2007 and Third Wave in July 2008. These fourth quarter charges total $231.6 million, primarily for three items: The write-off of acquired R & D, the amortization of intangible assets, and the write up of inventory to fair market value.

Fourth quarter consolidated gross margins adjusted for the acquisition related charges were 61% versus 48% last year and just under the 62% we were expecting. The shortfall from our estimate was due chiefly to two factors: 1) geographic mix due to the increase in Selenia sold internationally, and 2) unabsorbed overhead at our new Costa Rica manufacturing facility. The benefits of our strategic diversification efforts are evident in the significant increase in gross margins compared to last year. Our operating expenses, absent the acquisition related charges, were $126.6 million or 28.6% of revenues and in line with our previous guidance. Included in these operating expenses was $9.8 million for Third Wave. Our operating expenses for our continuing businesses were $116.8 million, almost $8 million less than Q3. The decrease in operating expense is directly related to our efforts to streamline our businesses and leverage our combined resources. The combination of higher gross margin dollars and lower operating expenses are what contributed to the better than expected operating income results.

Offsetting some of the improvement in operating income were three items: first, an increase in interest expense of approximately $1 million versus expectations due to a slight uptick in LIBOR rates. Two, the faster pay down of a portion of the term loan, which resulted in an acceleration of the deferred financing costs amortized through interest expense this quarter, and three, an approximate $1 million foreign currency loss due to the strengthening of the dollar. Even with these negative impacts, non-GAAP pre-tax income this quarter was $122.2 million compared to $51.6 million last year and ahead of our guidance of $120 million. Absent the aforementioned acquisition related charges, pre tax

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FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

earnings this quarter would be $122.2 million and using our effective tax rate of 36.8%, non-GAAP net income would be $77.2 million versus non-GAAP net income of $32.9 million last year, an increase of 135%. This equates to non-GAAP EPS of $0.30 based on a fully diluted share count of 259 million shares.

Turning to fiscal 2008. Full year revenues grew 127% to $1.674 billion from $738.4 million and met our guidance. Excluding revenues from Cytyc and Third Wave both acquired in 2008, organic growth was 27% over fiscal 2007. Full year non-GAAP diluted earnings per share increased 24% to $1.18 versus $0.95 and met our guidance. The full year gross margin excluding acquisition related charges of 61.7% improved significantly from 48.1% last year and again, speaks to the strategic value of our two recent acquisitions. 2008 non-GAAP operating expenses totaled $484.9 million and were below our guidance of 500 to $510 million. The fiscal 2008 non-GAAP operating margin of 32.7% compares favorably to 22.1% in fiscal 2007.

For our Selenia product line, bookings and shipments reached record highs. Our product backlog remained relatively flat as we have successfully worked our backlog down to a level where we are comfortable we are able to meet current customer demands. The total dollar backlog of all our products was $360.4 million at the end of September.

Turning to the balance sheet. On July 17, in connection with acquisition of Third Wave, we borrowed $540 million, consistent of a Senior Secured tranch A term loan in the amount of $400 million at an interest rate of LIBOR plus 2.5 and a tranch B in the amount of $140 million at an interest rate of LIBOR plus 3.25. At the end of September we had already repaid $75 million of the term loan, leaving a balance of 465 million. Given our strong cash flow, we still expect to pay this new term loan off within the 2.5 year period we originally guided to. We generated $329 million of free cash flow in fiscal 2008 comprised of $407 million from cash flow from operations less capital expenditures of $78 million. This was an increase of 148% over our free cash flow of $130 million in fiscal 2007.

I would now like to provide detail on our guidance for fiscal 2009 which ends September 26, 2009. For the first quarter of fiscal 2009, which ends on December 27, we are expecting revenues in the range of 441 to $443 million, remaining level with our record Q4 results. Although we are seeing solid progress across our business segments, we believe we will experience a typical fiscal first quarter leveling when compared to our fourth quarter. We expect non-GAAP earnings per share excluding the amortization of intangibles of approximately $0.29 to $0.30 per diluted share. This includes the results of Third Wave which are dilutive to adjusted EPS by $0.04. Our earnings guidance takes into account the following key P & L considerations.

First, gross margins on a non-GAAP basis are expected to hold steady with the just ended fourth quarter at 61%. This excludes approximately $36 million of amortization of intangibles, which on a GAAP basis would result in gross margins of 53 to 54%. Second, total operating expenses on a GAAP basis are expected to rise sequentially to 149 to $151 million, including amortization of intangibles of approximately $13 million. Non-GAAP operating expenses would then be 136 to $138 million or 31% of revenue. The incremental increase compared to the prior quarter relates to the inclusion of Third Wave for a full quarter as well as costs associated with RS& A, our largest trade show, and also our national sales meeting, both of which fall in the current first quarter. Third, based on current LIBOR rates and our quarterly reduction of our debt balance we would expect interest expense to remain at approximately $20 million. Lastly, this quarter, our effective tax rate will benefit from the retroactive application of the recent reinstatement of the federal R & D credit. This will provide us with a one-time pick up in our tax provision and will result in our effective tax rate decreasing to approximately 33%.

Next, our outlook for fiscal 2009. First, consolidated revenues. We are targeting total revenues of $1.825 billion to $1.85 billion which represents growth of approximately 10% over fiscal 2008 and non-GAAP EPS of $1.22 to $1.24 per share. These results include the dilutive effect of Third Wave as was expected. Absent the operating loss and increased interest expense for the year, attributable to Third Wave, our non-GAAP EPS guidance would have been $0.12 higher or $1.34 to $1.36 per share. This would have resulted in 14 to 15% adjusted EPS growth in FY ‘09.

While we would prefer to grow earnings in excess of revenue growth year in and year out, as Jack discussed earlier, fiscal 2009 is a year of transition for Hologic, clouded by uncertainty tied to the global economy and the timing of FDA approvals. Our intention therefore is to be conservative by providing guidance that is both realistic and achievable. The rationale supporting our guidance follows: 1) our revenue guidance does not assume any US sales of the three products currently awaiting FDA PMA approval. Tomosynthesis, Cervista HPV And Adiana. When approved we are confident these products will be significant drivers to our revenue and earnings growth. While we continue to believe all three will get approved this fiscal year, we acknowledge from experience that it is difficult to accurately predict FDA approval. As such, we think it is prudent to remove any domestic contribution from these products. As approvals are obtained, we will update our guidance accordingly. However, our revenue guidance does assume a minimal amount of revenues from sales of Selenia Dimensions, Cervista HPV and Adiana to overseas Markets.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

It is important to note certain expenses are being incurred in advance of approval. Expenses such as ramping up manufacturing at our new facility in Costa Rica and preparing launch programs for the three products currently with the FDA for approval. Our guidance therefore reflects the impact to earnings growth resulting from these up front costs. It is necessary for us to invest now in order to ensure each product is launched properly upon approval. Upon approval, we expect these revenue contributions will begin to offset the related pre-market and launch costs. Secondly, our revenue guidance is further broken out amongst our four reporting segments as follows: in breast health, we are forecasting revenue growth of approximately 5% over fiscal 2008 due principally to an increase in service contracts and related parts, especially in connection with the previously sold Selenia unit and an increase in Suros breast biopsy tools.

In diagnostics we are forecasting revenue growth of approximately 15 to 16% over fiscal 2008 primarily due to international thin prep, imager, and prenatal product growth, plus the inclusion of a full year of Third Wave revenues. Third Waves revenues do, however, exclude any US sales of the HPV test pending approval as I previously noted. In GYN surgical, we are forecasting revenue growth of approximately 17 to 18% over fiscal 2008, primarily attributable to continued growth of NovaSure in the US market, and in skeletal health, we are forecasting flat revenues with fiscal 2008.

It is important also to say a word again on the economy and its influence on our fiscal 2009 revenue guidance. Although we still have not seen a slowdown in our business, we should not expect to be immune, particularly given the capital equipment nature of approximately one half of our business and the recent strengthening in the US dollar. As such, the lower band of our revenue range does reflect the potential for some softening in our businesses due to the current global economic challenges of tight credit, recessionary conditions, and the strengthening dollar. Switching to gross margins, we are looking for full year gross margins in the range of 61 to 62% on a non-GAAP basis. This guidance excludes approximately $143 million of GAAP charges related to the amortization intangibles which would lower the gross margins on a GAAP basis by eight points. Gross margins are expected to remain flat with fiscal 2008 largely due to the two factors mentioned earlier. One, a mix shift and two, unabsorbed overhead in our Costa Rica facility. We will see gross margin improvements when sales of our three products, currently waiting FDA approval are fully ramped up and the manufacturing start up costs at the new Costa Rica facility are absorbed.

And for operating expenses, we are expecting to be in the range of $552 to $562 million, up approximately 13 to 14% from fiscal 2008 and excluding $53 million of expected amortization of intangibles. Expense growth exceeds projected sales growth due principally to the recognition of various pre launch costs for Tomo, HPV and Adiana without a commensurate offset of revenues. A portion of this spending is expected to be on R & D so that we can continue to keep our pipeline full of innovative and differentiated technology. While we always spend carefully, given the present uncertainty of the economic environment, we are keeping a watchful eye on all elements of our spending and have already identified cost savings strategies. We also will further reduce our expenses if the economy should materially worsen. We will be prudent in these efforts, however, to insure we do not inhibit any of our strategies to grow our top line.

Regarding stock option charges, included above are approximately $28 million of FAS 123 R stock compensation charges. We have not backed them out of our guidance but will indicate what they are quarterly and will disclose them in the press release as we currently do. For interest expense, we would expect interest expense based on current LIBOR rates to decrease slightly year-over-year to approximately $78 million, which is composed of our convertible debt plus the current term loan, the slight decrease in interest expense reflects our plans to pay down the term loan by approximately $50 million per quarter, offset by the higher LIBOR rate than in the prior year. Note that a 100 basis point swing in LIBOR impacts earnings approximately $0.01 per share. Our effective tax rate for the year is expected to be 35.25%

In Q1, we are expecting the lower tax rate of 33% related to the reinstatement of the federal R & D credit and in quarters two through four, we are expecting 36%. We are expecting shares outstanding to increase slightly during the year to 261 million to reflect stock option activity, and regarding Third Wave, we are expecting the transaction to be approximately $0.12 dilutive in fiscal 2009 as compared to our original guidance for a $0.10 dilutive impact to non-GAAP EPS. The difference from our original guidance is that we have chosen to conservatively remove US HPV sales from our forecast until PMA approval. In Fiscal 2009, we will remain strongly cash flow positive and will not require any financing to fund our operations. We expect to generate a minimum $75 million of free cash flow a quarter and to pay down approximately $50 million of the term loan per quarter with the balance allocated to bolstering our cash balances. Capital expenditures have never been a big part of our businesses and we are expecting CapEx of $70 million and depreciation of also approximately $70 million.

Thank you very much for your time. I will now turn the call back over to Jack.

Jack Cumming - Hologic - Chairman, CEO

Well, Glenn, thank you for the Cliff Notes version of your talk.

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FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Now, I’d like to provide more insight into our four reporting segments. First of all, breast health. Revenues increased 35% to $861 million, up from $639 in ‘07 and that of course is fueled by sales of digital mammography and the addition of two new product lines relative to last year which was Mammocyte and MammoPad breast cushions. Breast health represented 50% of fourth quarter sales, which has been consistent with recent trends. In the fourth quarter full field digital mammography revenues reached $119.3 million, which is up 16% over last year. Before discussing Selenia unit sales, please note this is the last quarter we will report the unit number as a standalone matrix. Going forward, we will provide an overall revenue figure generated from our entire digital mammography product line. In addition to competitive reasons, we’re implementing this change largely because our Selenia systems have now become a full product line, with increasingly more diverse features and functionality, peripheral configuration alternatives, and geographic pricing variations, all causing unit numbers to be more confusing than helpful with respect to interpreting performance.

In addition, as we discussed in the past, simple mathematical ASP calculations are not an indication of pricing trends, as they are impacted by the systems alternatives just mentioned which tend to be more driven by product mix, configuration mix and market mix. All of these elements are far more prevalent as we expand our product offerings to be tailored to specific market needs and our geographic reach extends beyond traditional offshore markets. As an added note the MQSA data, which has in the past been a good proxy for system placements in the US will become less and less relevant going forward because the database does not capture replacements or upgrades, nor does it account for international placements, which will become a growing percentage of our business. With that said, this quarter we sold 552 digital mammography systems which was above our guidance of 434 and this included several shipments of our Tomosynthesis system called Selenia Dimensions to international customers. We began the international rollout last quarter with the first installations occurring at the latter part of the quarter. We are extremely pleased with the progress and bringing sites online and imaging patients. In fact I just returned from a grand opening overseas where the facility is imaging over 20 patients a day.

Going forward, we believe the US market, at less than 45% penetration today but there will be continued growth in domestic sales of Selenia, fueled by practices expanding through market consolidation and the progression of distributed mammography screening models throughout rural America. We also believe international markets at less than 25% penetration represent significant opportunity for growth as both public and private sector support of the technology becomes more widespread, and finally, we’re confident with the growing installed base we’re continuing to build upon a foundation for future replacement sales and the transition to 3D mammography. In our diagnostics segment, which includes Thin Prep, Full Term and Third Wave, revenues 6% increased to $133.7 million from the June quarter. International sales of Thin Prep disposables, domestic and international image replacements and the addition of Third Wave revenues of $5.9 million accounted for the growth. Diagnostic revenues represented 30% of total quarter sales.

We’re very pleased with the progress we have made this quarter integrating Third Wave into Hologic. A tremendous opportunity exists for Third Wave products to add value to our Sales and Marketing channels. Over the past quarter we trained the entire diagnostic laboratory sales team on Third Wave products and expanded the team to over 50 salespeople. We believe our team now has the necessary expertise to support a full launch of Cervista once it is FDA approved, which is expected in the first half of calendar 2009. More immediately, we have an exciting opportunity to kickoff Cervista’s formal entry into the European market by presenting the top line FDA clinical trial data at the internationally recognized Eurogen conference in Nice, France on November 14 & 15th in two short podium presentations, the first being our PMA for 16-18 genotyping on Friday and the second, being our summary of PMA covering reflex and high risk screening on Saturday. We plan to talk more about the data after Eurogen; however it is important to note the data coming out of Eurogen will be in the form of summarized highlights and not the complete data set. We believe this data will prove the clinical utility of Cervista for high risk HPV testing. We plan to formally launch Cervista in early 2009 and will discuss those plans further subsequent to the Eurogen meeting and you should expect a press release from us next Monday morning to cover the specifics of the presentations.

The combination of the substantial global Thin Prep franchise with a Third Wave HPV test provides us with potent synergies that will pave the way for increased growth and profit in this segment and for gaining in these markets. We believe we can gain share and we believe the global market for HPV testing is approximately $800 million. In fiscal 2009, our outlook for the diagnostic group is fairly level domestic Thin Prep sales complimented by positive growth in the international Thin Prep market as this segment is still under penetrated relative to the US. The Thin Prep franchise will continue to be a source of significant cash flows. We expect revenues from full term, our pre-term labor diagnostic, to grow double digits as our sales force continues to raise awareness about the availability of this important diagnostic tool used in confirming false size of pre-term labor. Our growth outlook also includes a gradual ramp up in international Cervista sales.

In our GYN surgical segment, NovaSure sales rose a stronger than expected 6% to $59.7 million from $56.3 million last quarter. These results are a solid indication that changes implemented in Q2 to focus on in office sales are working. Additionally, we have successfully reduced inventory levels at the customer site and believe that product in the channel is now largely normalized. As a result, this is driving a higher level of monthly standing orders as evidenced by our increased backlog, especially in the office based market. In fact, we continue to see significant increases in our backlog since the end of the second quarter when the program was first launched. GYN surgical revenues constituted approximately 14% of

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FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

total fourth quarter sales. For the near future, we expect continued growth from this segment. We believe we’ve repositioned our sales model to support higher product utilization and with the refocus on longer term customer commitments, and increasing backlog, we have mitigated our exposure to monthly selling dynamics.

In our skeletal health segment, which includes osteoporosis assessment, revenues increased 10% from last year to $28.1 million due to an increase in systems sold across both categories. Sales also by the way rose 4% sequentially. Skeletal health sales comprised approximately 6% of fourth quarter sales and this segment is expected to be fairly flat throughout fiscal ‘09 as these product lines continue to be impacted by uncertainty regarding possible reimbursement changes.

I’d now like to spend a few minutes to discuss our three products that are currently awaiting approval at the FDA, our Selenia Dimensions tomosynthesis, our Cervista HPV molecular diagnostic test and our Adiana system. We really do not expect much news from the FDA between now and receiving approval. Naturally the ability to accurately predict approvals is difficult, which is why we’ve decided to take a conservative approach as Glenn talked about, and remove all US revenues from our FY ‘09 guidance and to provide you with only our core product growth. Specific to Tomosynthesis, as we disclosed in our press release, we have complied with the FDA’s July 30 request for more information and are hopeful of approval within the first half of calendar 2009.

We’ve received calls from a number of analysts who have heard rumors the FDA will be conducting a panel meeting in February of 2009. As a matter of record we have not been contacted by the FDA regarding appearing before a panel meeting; however, if it is held and we’re invited, we will certainly be prepared. If and when anything does change or we receive material information from the FDA, we will certainly communicate it to you at that time. In the interim we do not plan to provide any future updates regarding the PMA process. To close out on this topic of the Tomosynthesis PMA approval, I want to make it abundantly clear so there’s absolutely no confusion or misinterpretation of our position, we fully believe the information we have provided to the FDA answers the questions they asked us to address and we remain optimistic about receiving approval and we’re very excited about the growth opportunity it provides. Additionally we remain hopeful approval of our Cervista HPV test and the Adiana system will also occur during the first half of calendar 2009.

In conclusion, let me try to summarize by saying for the fourth quarter, revenues and earnings met our expectations. We posted another record of Selenia sold and posted international sales of our first Tomosynthesis systems, all of which point to us increasing our market share and install base. We also experienced continued recovery in NovaSure and stable performance in our Thin Prep franchise. Our gross margins improved and operating expenses came in below plan. As we march forward into fiscal ‘09 our most important objective is financial execution. We are all committed to delivering on the guidance we have provided you today.

So with that, Glenn, Rob, Tony, Howard and myself would be happy to take your questions, and before opening it up, for the Q & A session in order to allow as many analysts as possible to ask questions, please observe Deb Gordon’s earlier request that you limit your questions to one with a follow-up question as necessary. And with that, Miranda, if you would take over and get the Q&A portion moving along.

QUESTION AND ANSWER

Operator

Certainly. (OPERATOR INSTRUCTIONS). We’ll hear first from Jayson Bedford with Raymond James.

Jayson Bedford - Raymond James - Analyst

Hi, guys, good afternoon. Just a couple quickies here. First, just so I’m clear, when you receive approval for any of the three products, would you expect the products to be immediately accretive to the bottom line meaning there’s a forward spend necessary in that quarter and subsequent quarters, the marketing spend will not exceed the revenue you’ll get from those products?

Rob Cascella - Hologic - President, COO

This is Rob, and thanks for the question. There will be some incremental investment that will be necessary in order to rollout any of these products and it will be by way of marketing programs and any of the other promotional aspects of it. If it is in fact accretive in that early, upon its

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FINAL TRANSCRIPT

Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

initial release, we believe that it would be within that quarter or the near quarter following that it would be accretive, forgive me, if it was dilutive, I meant to say earlier, so we don’t believe that the dilution would be long term but we also believe that we will experience up to a quarter of dilution from the release of the new product.

Jayson Bedford - Raymond James - Analyst

Okay, I guess just switching gears, surgery, I think I heard you correctly, 17 to 18% growth next year. What gives you confidence in that acceleration? Thanks.

Jack Cumming - Hologic - Chairman, CEO

Well, I’ll let Tony answer that.

Tony Kingsley - Hologic - SVP

Jayson, it’s Tony Kingsley, thanks. So there’s really three reasons. The first is we observed that the endometrial ablation market is large and continues to be underserved and I think what we’ve gained a lot of confidence in the last six to 12 months is the clinical argument that NovaSure should be a procedure that’s used earlier and more frequently for women with menorrhagia relative to medical management, we think we are winning that battle with physicians. The second is we are continuing to invest in patient outreach, both things we are doing at the physician office level to provide outreach and education but also some very targeted and significant investments on the internet to convert people who are searching for solutions and I think the third is the clinical data needs to be – recently there was a paper presented done by the Mayo, so reputable institute done independently but among other things specifically identified the use of RF Energy which as you know is unique to the NovaSure procedure, as a positive predictor of amenorrhea so we just think we will see it on a bunch of different fronts things

Jayson Bedford - Raymond James - Analyst

All right, thank you. I’ll get back in queue.

Jack Cumming - Hologic - Chairman, CEO

Thank you, Jayson.

Operator

We’ll take our next question from Tycho Peterson with JPMorgan.

Tycho Peterson - JPMorgan - Analyst

Hi, good afternoon. Could you comment a little bit on the instrument development timelines for Third Wave and how we should think about that with relationship to the Cervista launch?

Jack Cumming - Hologic - Chairman, CEO

Why don’t I turn that over to Howard to handle that?

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Howard Doran - Hologic - President, Diagnostic Products

Yes. We are continuing to work on some development aspects for a fully automated instrumentation that would actually make sample access directly from the Thin Prep PAP test file. We are moving ahead with that project. We are encouraged by the results. We would anticipate a submission post-approval in the United States of Cervista to the FDA and we believe we’ll be within that time frame.

Tycho Peterson - JPMorgan - Analyst

And in your conversations with labs, in the interest of having instrument launch can you just talk to how integral that’s going to be in terms of driving the consumable demand?

Howard Doran - Hologic - President, Diagnostic Products

Sure. In the conversations that we’ve had certainly there’s been a lot of interest over the last handful of months to have discussions in regards to potential conversions to the Cervista test and we think that many of the customers today actually still have limited up front automation. There’s still a lot of manual processing within the marketplace. We think that we have some efficiencies that will make that easier for certain accounts and there are other methods for back end automation that are being implemented by many customers today that we think will be appropriate in the medium to short or the short to medium term until we have the other device end of the marketplace, so we think that the solution that we will have post-FDA approval will meet the market demand and it has been the feedback from the laboratory has been favorable that we will have the right solution for them. We think it will be operational efficiencies. We think we’ll have lower QNS rates which are real hard saving dollars to the account, the ability to do in future 16 and 18 genotyping and the fact that you burn less controls we believe we will have a very economic favorable solution when it comes to cost per billable as opposed to cost per test and that’s a much different calculation when you’re burning less controls it becomes less costly for the customer to run the assay so we think there are a lot of things that play into this, instrumentation is just one, and we think we have a good stance across-the-board.

Tycho Peterson - JPMorgan - Analyst

That’s helpful and a quick one for Rob. Can you provide an update on configuration trend and pricing and some of the things you addressed last quarter?

Rob Cascella - Hologic - President, COO

Yes, I think, Tycho, what we saw in the quarter was certainly an ongoing shift to more international units and we certainly had a pretty diverse mix relative to Selenia assays remanufactured as well as our standard Selenias, so when we look at the dollars, what we were, what in fact we realized in the quarter was a very similar movement in terms of mix but again, I think the product mix itself has shifted between the lower price categories as well as some offshore products.

Tycho Peterson - JPMorgan - Analyst

Okay. Thank you very much.

Rob Cascella - Hologic - President, COO

Our next question comes from David Lewis with Morgan Stanley.

David Lewis - Morgan Stanley - Analyst

Good afternoon.

Jack Cumming - Hologic - Chairman, CEO

Afternoon, David.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

David Lewis - Morgan Stanley - Analyst

Jack or Glenn, just two quick questions, one on backlog, one on leverage. On backlog given the slight decline in total dollar backlog sequentially, maybe you could talk about customer fulfillment initiatives and the effect it had on backlog and linking it into this dynamic of trying to be conservative about this year, Jack. Maybe walk us through the type of scenarios and analytical work you did to get comfortable with economic weakness that you are not currently seeing.

Jack Cumming - Hologic - Chairman, CEO

Well I’ll talk about the economic part of it, you know, I think if we read every economic report that’s out we would have to first ask were those the same economists who didn’t predict this which was 90% of the economists out there. The reality is that what we did is did it in the field survey twice in the last 30 days on a global basis with the heads of the radiology departments, mammography departments, in the hospital themselves, in the purchasing side. We surveyed governments because in the international market, so much of product is tied to tenders, obviously, anecdotally, you can find softness in a number of places but we really haven’t seen a formal trend that has developed. We’ve had very good feedback in the United States but I guess the question is, has the worst really hit in the United States from an economic standpoint? What is going to be the depth of this economic crisis because the news gets worse every day, so on a today basis, we were conservative. I tried to point out the areas that we’ve looked at certainly which would be where the dollar is today versus other currencies, the tightening of the credit market, which will affect hospitals and their ability to buy and certainly will affect the governments and their ability to buy, and that’s kind of the way we came about it. Firsthand, research, we felt was the only way to do this and consequently, I think that we’ve got a pretty good handle on it and we’ve set up a good system now on a global basis that we’re receiving as information in real time literally on a daily basis.

David Lewis - Morgan Stanley - Analyst

But all that information you receive Jack these two surveys the last 30 days still not seeing it and then yet you still cut numbers by some percentage factor.

Jack Cumming - Hologic - Chairman, CEO

Well, what we’re seeing is, I mean we would have to have our heads in the sand if we did not believe that when you look at the economic indicators that are being followed today, the one that I have talked about and I talked on the last call about was the economic indicator for unemployment. Unemployment is the one that I feel is going to hurt more than anything else businesses in America and especially healthcare, because hospitals as you well know, David, they end up with more slow pay and more no pay and that comes down to really tightening their budgets up. The credit markets have really tightened on hospitals today, even those that have had reasonably good credit. So you have people, and it becomes everyone is under a lot of stress that are wondering, including the hedge funds how much cash are they going to need and is more cash going to be available. So we certainly have got to take that into consideration when we formulated these plans and that’s what we did.

David Lewis - Morgan Stanley - Analyst

Okay, very helpful and second question maybe for Glenn. On leverage, could you just comment on the specific plans next year that can be used to drive better leverage in the business and maybe comment on the impact that FX had as a percentage of growth on the top line versus that 10% and any EPS impact that currency had on sort of adjusted dollar basis.

Glenn Muir - Hologic - EVP, CFO

David, let me tackle the leverage first of all. I think there’s a couple pieces to leverage. One is on the gross margin line as we move forward and as we’ve talked about, the biggest driver for us in improving our gross margins will in fact be an acceleration of the revenue side of things. We do have a fairly fixed cost structure when it comes to manufacturing. We will require an acceleration in revenue to get a lot of leverage on the manufacturing side. I don’t believe and I think it’s evident in our guidance that there is a lot of leverage on the margin side in FY ‘09. I believe that will happen in 2010 as we begin to get traction from the three new PMA products. That’s one side of it.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

The other side of leverage is on operating expenses and I think as we tried to indicate and illustrate today, we are seeing continued improvement and even decreases in our overall operating expenses. We do expect to be able to make some continued improvements from a leverage, a percent of revenue standpoint as we look at FY ‘09 and I think that’s where we’ll see a little bit of the benefit. If we switch to your question on FX for a moment I just want to remind everybody that when we think about our international sales, consolidated they are less than 20% so to a certain extent, we don’t have a large of exposure, maybe not terribly good, I mean to the extent we don’t have more international sales but we don’t have as much exposure. The strengthening dollar does impact us though and it impacts us in a couple ways.

We have two parts of the business. The imaging part, the capital equipment side of the business typically sells overseas in US dollars, so we aren’t directly affected from any kind of translation on equipment sales such as Selenia. On the other hand, since we do sell in dollars and since we do have a dealer network, it does make it a little bit harder for our dealers and to continue to gain market share, we may have to make certain accommodations over time to those dealers. We haven’t had to do that yet, but it certainly would be something we would consider in the future, so I think from that part of the business there is not any direct effect, the overseas operations that we have forms a natural hedge to some of the expenses that we have overseas. On the diagnostic side of the business, kind of the other half of the 20% for a moment, we do sell in the local currency, so there is a bit, a translation exposure and in fact, if we look at our FY ‘09 guidance, we have reflected that in the range that we’ve given the current rates as we see them today so if the dollar strengthened even more, I think that yes, there would be lower revenues from a translation.

If the dollar weakened I think we would get a little bit of a benefit. So it’s somewhat of an unknown but for us, it really is not a big number today.

David Lewis - Morgan Stanley - Analyst

And Glenn was it a hundred bips of growth and $0.02 at the bottom, something in that range or less?

Glenn Muir - Hologic - EVP, CFO

No, it would not, for Q4?

David Lewis - Morgan Stanley - Analyst

No, no, for Fiscal 09 as you think about your outlook to you think currency affected you by more than 100 basis points of growth on the top and more than $0.02 on the bottom ?

Glenn Muir - Hologic - EVP, CFO

Yes, probably.

David Lewis - Morgan Stanley - Analyst

Okay, thank you very much.

Glenn Muir - Hologic - EVP, CFO

Yes.

Operator

We’ll hear next from Amit Bhalla with Citigroup.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Amit Bhalla - Citigroup - Analyst

Good evening. First question, in terms of the OUS business, can you talk about what your assumptions are for OUS sales for the three new products and in this current quarter, what portion of the 114 units were Tomo units in the quarter?

Glenn Muir - Hologic - EVP, CFO

What portion of the 114, you mean what percent they were of the total Selenia units are you asking?

Amit Bhalla - Citigroup - Analyst

No. I was calculating about 114 Selenia systems or units in the quarter that were sold overseas, just trying to get a sense if there was Tomo units in that number or if there was a separate number for Tomo.

Jack Cumming - Hologic - Chairman, CEO

As a matter of fact I’m glad you asked that because I need to correct myself because earlier in my talk I said 542 instead of 452, so that means Rob will have to make up that extra hundred this quarter somehow. Rob, do you want to go ahead? I mean it was like about a 75/ 25 split but talking about international?

Rob Cascella - Hologic - President, COO

Yes, in terms of the first question that you had was relative to what kinds of international volume are in our plans and in the projections for ‘09, and there again, we took a relatively conservative view on tomosynthesis and the reason being on that was simply just it’s primarily going to be our European market. We don’t think that there’s an opportunity at least in its first year for rest of world or Asia-Pac and we also believe that with the strengthening dollar that that product will be challenged but we also do believe that we will have some near term successes as we did in this past quarter so we are relatively conservative. With respect to both Adiana and Cervista, there are challenges relative to reimbursement, product registration, some of the issues that we discussed earlier, so there are relatively low levels of international sales for those products as well.

Jack Cumming - Hologic - Chairman, CEO

And also, to answer one of the questions you did ask and you said, is our dimensions number in our international number and the answer is yes it is.

Rob Cascella - Hologic - President, COO

Yes it is.

Amit Bhalla - Citigroup - Analyst

So can you quantify that for this current quarter and then my follow-up question would be in fiscal ‘09 for the breast business growing 5%, you really, Glenn talked about just service contracts and increase in Suros for the drivers of growth, so should we read from that that you were looking at the US 2D Selenia business flattening out? Like what are the assumptions for Selenia as well as the other portions of the breast business?

Jack Cumming - Hologic - Chairman, CEO

Yes, and clearly, when you look at the numbers, I mean we took the position that we aren’t going to give out units nor will we give out units on Tomosynthesis but your point is very well taken and that is that there will be growth in certain areas of our breast health segment. We are forecasting a flattening on digital mammography until such time as we in fact introduce Tomosynthesis and we’re looking at a primary market growth happening in the US market for that over this year following its launch, where there will be growth outside the United States, but again, I think that what we’ve attempted to do is take into consideration that that growth may be impaired somewhat by we being less competitive with the product as a result of currency exchange.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Amit Bhalla - Citigroup - Analyst

Now did Glenn say that backlog in terms of units was flat for Selenia this quarter and I’ll stop there, thanks.

Glenn Muir - Hologic - EVP, CFO

We did say we had a very strong order quarter for Selenia and in fact, we did, and we’re relatively backlog neutral for the product so if the question is, well, why aren’t you showing growth and reflecting that trend, again, I think that what we’ve tried to project in all of what we talked about today was a level of conservatism because of really the unknown and I think we’ve taken a position that rather than put forth numbers that in fact may be later impacted by an unfavorable trend in the global economy or an exchange , we took the position that we would be conservative relative to those

Amit Bhalla - Citigroup - Analyst

Okay, thank you.

Operator

We’ll take our next question from Amit Hazan with Oppenheimer.

Amit Hazan - Oppenheimer - Analyst

Thanks, good afternoon guys.

Jack Cumming - Hologic - Chairman, CEO

Good afternoon.

Amit Hazan - Oppenheimer - Analyst

So I just want to, on the last point I’ll push you, I promise hopefully it’s the last question you get on this of the night but if we think about your unit quarters for digital mammo directionally, do you expect that worldwide unit orders next year will be up and then will US orders be up next year?

Jack Cumming - Hologic - Chairman, CEO

Yes.

Amit Hazan - Oppenheimer - Analyst

In both areas.

Jack Cumming - Hologic - Chairman, CEO

Yes.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Amit Hazan - Oppenheimer - Analyst

Okay, thanks very much and then the second question I have is on the Costa Rica facility. If you can help us out in just kind of walking us through how quickly that is going to reach capacity or what’s the trend towards reaching capacity and then how do we think about that relative to gross margin and generally what your gross margin thoughts are long term beyond 2009.

Jack Cumming - Hologic - Chairman, CEO

Well, we’re just, we’ve just completed the transfer of the NovaSure line. We are tooling up on the Adiana line and obviously we won’t really start seeing meaningful volume out of Adiana until such time it gets FDA approval all because its primary market focus will be the US market so there is certainly a lot of effort that’s going in with the additions of people that are being trained to build the product, indirect labor that’s being trained to manage the building of the product, so until such time as we’re probably through the half of the year, we are not going to see our absorption stabilize there as a result of a lot of both direct and indirect labor being in a training and learning mode and in fact the release of incremental volume to that factoring. Once it is up and running, it’s a world class facility that has substantial capabilities for growth. Our intent would be to move more product there and reap the benefits of a low cost manufacturing operation. It’s just going to take some time.

Amit Hazan - Oppenheimer - Analyst

And then what would be your goals for long term gross margin, if you can just generally comment?

Jack Cumming - Hologic - Chairman, CEO

You mean just in general or for the products that are being built in Costa Rica?

Amit Hazan - Oppenheimer - Analyst

In general but I’m thinking kind of to the extent that it helps you with that but generally speaking, on the business?

Jack Cumming - Hologic - Chairman, CEO

Yes, well there are many many elements of our gross margin but if we look at all of the pieces of the gross margin puzzle, first being Tomosynthesis which is a high content of software product which should theoretically have a very strong gross margin. Secondly, we have a low cost manufacturing operation for all of our GYN surgical products which should provide a margin benefit to us and as our interventional breast volume continues to grow, we’ll have better utilization and growth out of that factory as well so the long term expectations, barring issues of competitive price pressures, we being forced to manage pricing as a result of strengthening dollar, all would be very very positive, so we’re very encouraged that in a market where generally we would see margins declining we feel that our margins will improve over time and as they have.

Amit Hazan - Oppenheimer - Analyst

Great. Thanks very much.

Operator

We’ll take our next question from Eric Lo with Merrill Lynch.

Eric Lo - Merrill Lynch - Analyst

Good afternoon guys. First question on Selenia. You mentioned that OUS mix is becoming a bigger part of the overall mix for the product. Can you comment on what it is right now and where do you think it can go within 12 months?

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Jack Cumming - Hologic - Chairman, CEO

Around 25% right now and we believe that that will increase to probably a bit north of 30% over the balance of this year.

Eric Lo - Merrill Lynch - Analyst

And also, on the US markets specifically, you guys are about, the market itself is about 44% penetrated. Can you help us understand what the penetration is in sort of the high volume and mid volume and low volume centers and what the size of each of those markets might be and where do you think the opportunities are for placements over the next year and do you think standards within each of these different markets have a specific price point that is acceptable and what do you think that price point is?

Jack Cumming - Hologic - Chairman, CEO

Yes. That’s a lot of question or a lot in that question, let me see if I can answer it. Clearly, when you look at the US market, of the 8 or 9,000 sites that are available, it is doubtful that 9,000 sites are going to convert to digital mammography. As we always said we believe there will be ongoing consolidation, so through this current year, as consolidation is occurring, what we’re going to find in that market is that it will be low level buyers, it will be those that are making decisions on a choice of either not converting to digital or finding the lowest cost alternative to converting to digital and may in fact be a CR user at some point in the future. That’s one element of the target buying group today, and we are offering products that can in fact compete at that level.

In addition to that through consolidation, we’re going to see some of our consolidated type buyers buying a lot of small practices and wanting to standardize across that market with a standard type Selenia at more traditional pricing, so if you look at specifics, we’re talking about a product that ranges somewhere between $180,000 to $250,000 depending on what profile buyer we’re considering, and if you looked at the number of accounts that is relevant to that, I think what we’re finding is that the market is going to become segmented and it is going to be the high end market is going to be in a replacement mode over this year where they are replacing their older units, their older, competitive units, their older Hologic units and will continue to buy Selenia or Selenia Dimensions and then the remaining portion of the market is a lower tier and that lower tier will be split up between those practices that are still attempting go standalone which will be the ultra low end, or those that have become acquisition targets or consolidated and they go back to the mid tier market because in fact, they’re being acquired by the very people that are now standard Selenia users.

Eric Lo - Merrill Lynch - Analyst

All right, and then last question is on NovaSure. Can you comment on what the in office penetration is right now and have you guys seen physicians being more focused on in office procedures trying to drive incremental income for their practice?

Tony Kingsley - Hologic - SVP

Yes, Eric, it’s Tony. We continue to see growth in the office business. It is now I think approaching 14% so it continues to grow on a quarter on quarter basis and we are continuing to see I guess I would say increasing enthusiasm among office base physicians, among other reasons for what you’ve talked about which is some of the economic incentives so we’re comfortable that we’re both seeing growth in offices that we have already opened where we are working with people to expand their volume and also continuing to use existing happy NovaSure users from the hospital and into the office.

Eric Lo - Merrill Lynch - Analyst

Thanks, guys.

Operator

We’ll take our next question from Isaac Ro with Leerink Swann.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Jody Dai - Leerink Swann - Analyst

This is Jody in for Isaac. Thanks for taking our questions. So what feedback on pricing can you share with us from Europe and are you charging the full list price, and if so, do you think that pricing will hold in US? Thanks.

Jack Cumming - Hologic - Chairman, CEO

Yes, to try to be clear on international, we sell-through dealers so there is a dealer discount that is applied to the sale of a Tomo unit so if we assume for a moment that a standard Tomo unit in the US might sell for half a million dollars and I’m just throwing out a number, there’s going to be roughly a 20% discount off of that for the dealer, so today, when we look at a fully configured Tomo system we are obviously going to be below the US pricing threshold but in fact, the prices that we have established for Tomo on those sales that have been executed on a international basis have all held without erosion. Now it’s very early on but the pricing expectation has been fulfilled, which I think is an important aspect of the product meaning that the prices that we had earlier suggested and let’s assume that a fully loaded Tomo with a workstation will sell for somewhere in at area of $450,000 to $500,000 on a US basis that that price modified for dealer transfer have held with the dealers and the end customers that have purchased it thus far.

Jody Dai - Leerink Swann - Analyst

Okay, thanks. And the other question is on the Cervista, the data, should we expect to see some head-to-head results? Thanks.

Jack Cumming - Hologic - Chairman, CEO

Should we expect to hear what, I’m sorry?

Jody Dai - Leerink Swann - Analyst

Okay, to see some head-to-head results versus ?

Jack Cumming - Hologic - Chairman, CEO

No, I don’t think so at all.

Jody Dai - Leerink Swann - Analyst

Okay.

Jack Cumming - Hologic - Chairman, CEO

I think the summary data that we’re going to provide is going to certainly validate the credibility of the technology and it will be very summary data but again, I think it will certainly demonstrate the credibility of that of our specific test.

Jody Dai - Leerink Swann - Analyst

Okay, thanks.

Jack Cumming - Hologic - Chairman, CEO

And just to answer that further, the clinical data that is being presented is being presented against the as compared to the trial and that is the effectively the former or digene HPV test.

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Nov. 11. 2008 / 5:00PM ET, HOLX - Q4 2008 Hologic Earnings Conference Call

Jody Dai - Leerink Swann - Analyst

Okay. Thanks, great.

Operator

Ladies and gentlemen, that is all the time we have for questions today. At this time I’ll turn the conference back over to Jack Cumming for any additional or closing remarks.

Jack Cumming - Hologic - Chairman, CEO

Thank you very much. In times of economic stress it’s important to go back to the basics. Our conservative financial practices have positioned us with a strong balance sheet to withstand these turbulent conditions and we remain focused on executing our business strategies to further advance our position as a market leader in women’s healthcare. Our investors, you, can be confident we are closely following the impact of the global slowdown on the industry sectors we serve and are taking steps to manage or mitigate the potential effects on our business.

In closing, for fiscal 2009 and beyond, I remain confident in Hologic’s strength and in our ability to execute our long term strategy and deliver on our commitments. We have an excellent product portfolio and R & D pipeline which will serve as our gateway for future growth. Going forward, we expect great things. I look forward to keeping you informed of our progress, and as in the past, I’d like to take a moment to sincerely thank Hologic team members worldwide for their continued dedication and hard work, and together, we are one. We look forward to speaking with everyone again in early February to discuss first quarter’s results and I’d like to end by wishing everyone a very happy, healthy, and peaceful New Year and maybe we’ll give peace a chance this time. Thank you.

Operator

That does conclude today’s conference call. We would like to thank you all for your participation. Have a great day.